As filed with the Securities and Exchange Commission on October 18, 2024

Registration Nos. 333-278670

333-278891

333-281907

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-1, Registration Statement No. 333-278670

Post-Effective Amendment No. 1 to Form S-1, Registration Statement No. 333-278891

Post-Effective Amendment No. 1 to Form S-1, Registration Statement No. 333-281907

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zapata Computing Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-1578373
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Cambridge Innovation Center

50 Milk Street

Boston, MA 02109

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (844) 492-7282

Sumit Kapur

Chief Executive Officer and Chief Financial Officer

Zapata Computing Holdings Inc.

Cambridge Innovation Center

50 Milk Street

Boston, MA 02109

(844) 492-7282

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following registration statements (collectively, the “Registration Statements”) filed by Zapata Computing Holdings Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-278670 on Form S-1, registering the resale of up to 13,000,000 shares of common stock, $0.0001 par value (the “Common Stock”), of the Registrant by Lincoln Park Capital Fund, LLC (“Lincoln Park”), which was filed on April 12, 2024 and declared effective on April 18, 2024.

•

Registration Statement No. 333-278891 on Form S-1, registering the resale of up to (a) 15,850,336 shares of Common Stock of the Registrant, (b) 13,550,000 warrants to purchase shares of Common Stock (the “Warrants”), and (c) 25,049,982 shares of Common Stock underlying the Warrants, in each case by certain selling securityholders, which was originally filed on April 24, 2024, amended on May 6, 2024 and declared effective on May 10, 2024; and

•

Registration Statement No. 333-281907 on Form S-1, registering the resale of up to 13,000,000 shares of Common Stock of the Registrant by Lincoln Park, which was originally filed on September 3, 2024 and declared effective on September 12, 2024.

The Registrant previously announced the termination of all of its employees and the approval by the Registrant’s board of directors of the cessation of the Registrant’s operations. In connection with the foregoing, the Registrant has determined to terminate all offerings and sales of its securities under the Registration Statements. Accordingly, the Company is filing these Post-Effective Amendments to terminate the effectiveness of the Registration Statements and, in accordance with the undertakings made by the Company in the Registration Statements, to remove from registration any and all of the securities of the Registrant that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on October 18, 2024.

ZAPATA COMPUTING HOLDINGS INC.

By:	/s/ Sumit Kapur
Name: Sumit Kapur
Title: Chief Executive Officer and Chief Financial Officer

In accordance with the requirements of the Securities Act, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Sumit Kapur	Chief Executive Officer and Chief	October 18, 2024
Sumit Kapur	Financial Officer (Principal Executive, Financial and Accounting Officer)

/s/ Clark Golestani	Director	October 18, 2024
Clark Golestani